Exhibit 10.12

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE CORPORATION COMMISSION
BUREAU OF FINANCIAL INSTITUTIONS
RICHMOND, VIRGINIA

Written Agreement by and among EASTERN VIRGINIA BANKSHARES, INC. Tappahannock, Virginia EVB Tappahannock, Virginia FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia And	Docket Nos. 10-244-WA/RB-HC 10-244-WA/RB-SM
STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS Richmond, Virginia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Eastern Virginia Bankshares, Inc., Tappahannock, Virginia (“Bankshares”), a registered bank holding company, and its subsidiary bank, EVB, Tappahannock, Virginia (the “Bank”), a state- chartered bank that is a member of the Federal Reserve System, Bankshares, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State Corporation Commission Bureau of Financial Institutions (the “Bureau”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on February 17, 2011, the boards of directors of Bankshares and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing William Rand Cook to enter into this Agreement on behalf of Bankshares and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bankshares and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bankshares, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1.           The board of directors of Bankshares shall take appropriate steps to fully utilize Bankshares’ financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure the Bank complies with this Agreement, and any other supervisory action taken by the Bank’s federal or state regulators.

Board Oversight

2.           Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a)           The actions the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, lending, credit administration, credit risk management, investment portfolio management, asset quality, capital, earnings, liquidity, and audit;

(b)           the responsibility of the board of directors to monitor and to develop measures to ensure management’s and staff’s adherence to the Bank’s approved policies and procedures, and applicable laws, rules and regulations;

(c)           distribution of monitoring reports to the full board of directors;

(d)           ensuring regulatory, external review, and internal audit findings are reported to the board of directors and corrected in a timely manner;

(e)           assessing the structure, qualifications and staffing of the Bank’s credit function;

(f)           enhancing the audit committee charter to include the responsibility of the audit committee for the engagement and approval of third party service providers; and

(g)           steps to improve the information and reports to be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, credit analyses for loans subject to board approval, enhanced portfolio reports which include credit risk level and trend analysis, allowance for loan and lease losses (“ALLL”), investment portfolio, audit, capital, liquidity, and earnings.

Credit Risk Management

3.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a)          The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(b)          periodic review and revision of risk exposure limits to address changes in market conditions;

(c)          strategies to minimize credit losses and reduce the level of problem assets;

(d)          timely and accurate identification of problem loans; and

(e)          enhanced portfolio monitoring and problem loan watch list reports.

Lending and Credit Administration

4.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau acceptable revised written lending and credit administration policies and procedures that shall, at a minimum, address, consider, and include:

(a)           Procedures to ensure timely and consistent analyses of borrowers’ and guarantors’ current financial condition, global cash flow, repayment sources, contingent liabilities, commitment usage, and performance;

(b)           controls to ensure staff’s adherence to policies, procedures, rules, regulations, and laws;

(c)           guidelines to ensure standardized preparation of loan proposals;

(d)           steps to ensure compliance with loan documentation requirements and minimize technical exceptions;

(e)           procedures to ensure appraisals conform to accepted appraisal standards, as defined in the Uniform Standards of Professional Appraisal Practice, and comply with the requirements of Subpart G of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. Part 225, Subpart G) made applicable to state member banks by Section 208.50 of Regulation H of the Board of Governors (12 C.F.R. § 208.50), the Interagency Appraisal and Evaluation Guidelines, dated October 27, 1994 (SR 94-55), and related provisions of Virginia law; and

(f)           procedures to monitor and control overdrafts.

Loan Grading

5.           Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the effective grading of the Bank’s loan portfolio. The program shall provide for policies, procedures, and processes for the timely and ongoing grading of loans. The program shall, at a minimum, address, consider, and include:

(a)           Standards and criteria for assessing the credit quality of loans, including a discussion of the factors used to assign appropriate risk grades to loans;

(b)           procedures for the early identification of problem loans;

(c)           procedures to re-evaluate the grading of loans in the event of material changes in the borrower’s performance or the value of the collateral;

(d)           procedures to evaluate the grading of all loans assigned less than a pass grade at least quarterly;

(e)           designation of the person(s) responsible for the grading of loans;

(f)           controls to ensure staff’s consistent application and adherence to the loan grading system; and

(g)           a mechanism for reporting to senior management and the board of directors, at least monthly, that at a minimum: summarizes the Bank’s loan grades; describes trends in asset quality; identifies the loans that are nonperforming, adversely graded, or identified as needing special attention, describes the status of those loans, and describes the actions taken, or to be taken, by management for strengthening of the quality of any such loans.

Asset Improvement

6.           The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the combined report of inspection and examination conducted by the Reserve Bank that commenced on June 14, 2010 (the “Report of Examination”), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

7.           (a)         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $900,000, including other real estate owned (“OREO”), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank’s problem loan list, or were adversely classified in the Report of Examination.

(b)           Within 30 days of the date that any additional loan, relationship, or other asset in excess of $900,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.

(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, to include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

8.           (a)         The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b)           Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Internal Audit

9.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable enhanced written internal audit program that shall, at a minimum, provide for:

(a)           Improved oversight of all aspects of the audit program by the board of directors’ audit committee;

(b)           completion, at least annually, of a written, board approved, risk-based audit plan that encompasses all appropriate areas of audit coverage;

(c)           controls to ensure audits are completed on a timely basis in accordance with the approved audit plan;

(d)           requirements for detailed, comprehensive audit reports and adequate work papers from the independent firm and/or staff;

(e)           timely distribution of audit reports to the audit committee;

(f)           timely resolution of audit findings and follow-up reviews to ensure completion of corrective measures; and

(g)           comprehensive tracking and reporting of the status and resolution of audit and examination findings to the audit committee.

Capital Plan

10.           Within 90 days of this Agreement, Bankshares shall submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at Bankshares on a consolidated basis, and Bankshares and the Bank shall jointly submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a)           Bankshares’ current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b)           the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)           the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected earnings, and the results of the consolidated organization’s stress testing;

(d)           the source and timing of additional funds to fulfill Bankshares’ and the Bank’s future capital requirements; and

(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bankshares serve as a source of strength to the Bank.

11.           Bankshares and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any calendar quarter in which any of Bankshares’ consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, the Bankshares and the Bank shall submit an acceptable written plan that details the steps Bankshares or the Bank, as appropriate, will take to increase Bankshares’ or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Liquidity and Funds Management

12.           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include measures to enhance the monitoring, measurement, and reporting of the Bank’s liquidity to the board of directors.

13.           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Investment Portfolio Management

14.           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written investment policy that shall, at a minimum, address, consider, and include:

(a)           A description of acceptable and unacceptable types of investments within the categories of permissible investments;

(b)           periodic review of the credit quality of nonrated securities;

(c)           enhancements to the pricing, analysis, support, and ongoing monitoring of investments; and

(d)           procedures to ensure the timely and accurate analysis and reporting of the Other Than Temporary Impairment calculation (“OTTI”) of the investment portfolio.

Information Technology

15.           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program to strengthen information technology (“IT”). The program shall, at a minimum, address, consider, and include:

(a)           An enterprise-wide information security risk assessment, as required by Appendix D-2 to Regulation H of the Board of Governors (12 C.F.R. Part 208, App. D-2) and Appendix F to Regulation Y of the Board of Governors (12 U.S.C. Part 225, App. F), to enable the Bank to meet all applicable requirements for protecting nonpublic customer information and to assist the Bank in making future appropriate adjustments to its information security safeguards;

(b)           revised policies, procedures, and controls to address logical information security;

(c)           procedures and controls to strengthen the effectiveness and integrity of the Bank’s information security program; and

(d)           development of an information technology audit program.

Dividends and Distributions

16.           (a)         Bankshares and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Bureau.

(b)         Bankshares shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.

(c)           Bankshares and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(d)           All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at minimum, current and projected information, as appropriate, on Bankshares’ capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bankshares and the Bank, as appropriate, must also demonstrate the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and the provisions of Section 6.2-869 of the Code of Virginia.

Debt and Stock Redemption

17.           (a)         Bankshares and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)         Bankshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau.

 Compliance with Laws and Regulations

18.           (a)         In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so the officer would assume a different senior executive officer position, Bankshares and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)           Bankshares and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

19.           Within 30 days after the end of each calendar quarter following the date of this Agreement, Bankshares and the Bank shall submit to the Reserve Bank and the Bureau joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Programs, Policies, and Procedures

20.           (a)         The Bank and, as applicable, Bankshares, shall submit written plans, programs, policies, and procedures that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 3, 4, 5, 7(a), 7(b), 8(c), 9, 10, 12, 13, 14, and 15 of this Agreement.

(b)         Within 10 days of approval by the Reserve Bank and the Bureau, the Bank and, as applicable, Bankshares, shall adopt the approved plans, programs, policies, and procedures. Upon adoption, the Bank and, as applicable, Bankshares, shall promptly implement the approved plans, programs, policies, and procedures, and thereafter fully comply with them.

(c)         During the term of this Agreement, the approved plans, programs, policies, and procedures shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

21.           All communications regarding this Agreement shall be sent to:

(a)	Eugene W. Johnson, Jr.
Vice President
Federal Reserve Bank of Richmond P. O. Box 27622
Richmond, Virginia 23261-7622

(b)	Mr. John M. Crockett
Deputy Commissioner
State Corporation Commission Bureau of Financial Institutions P.O. Box 640
Richmond, Virginia 23218

(c)	Mr. Joe A. Shearin
President and Chief Executive Officer Eastern Virginia Bankshares, Inc.
EVB
320 Hospital Road
Tappahannock, Virginia 22560

Miscellaneous

22.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to Bankshares and the Bank to comply with any provision of this Agreement.

23.           The provisions of this Agreement shall be binding upon Bankshares and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

24.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

25.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting Bankshares and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

26.          Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818). This Agreement is enforceable by the Bureau under Chapter 8 (§ 6.2-800 et. seq.) of the Code of Virginia.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17 of February, 2011.

EASTERN VIRGINIA BANKSHARES, INC.	FEDERAL RESERVE BANK
EVB	OF RICHMOND

By: /s/ William Rand Cook	By:	/s/ Eugene W. Johnson, Jr.
William Rand Cook		Eugene W. Johnson, Jr.
Chairman		Vice President

STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS

	By:	/s/ John M. Crockett
John M. Crockett
Deputy Commissioner